UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2018

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

Collaboration

On February 13, 2018, Nektar Therapeutics, a Delaware corporation (“Nektar”), entered into a Strategic Collaboration Agreement (the “Collaboration Agreement”) with Bristol-Myers Squibb Company, a Delaware corporation (“BMS”). Pursuant to the Collaboration Agreement, Nektar and BMS will jointly develop NKTR-214, an IL-2 based CD122-biased agonist (“NKTR-214”), including, without limitation, in combination with BMS’s Opdivo® (nivolumab) and Opdivo® plus Yervoy® (ipilimumab), and other compounds of BMS, Nektar, or any third party. The parties have agreed to jointly commercialize NKTR-214 on a worldwide basis.

Under the terms of the Collaboration Agreement, BMS will make a non-refundable upfront cash payment of $1 billion to Nektar. Nektar is eligible to receive additional cash payments of a total of up to $1.43 billion upon achievement of certain development and regulatory milestones and a total of up to $350 million upon achievement of certain sales milestones. Nektar will book all worldwide sales and revenue for NKTR-214. Nektar and BMS will share global commercialization profits and losses for NKTR-214, with Nektar sharing 65% and BMS sharing 35% of the net profits and losses. For any commercialization losses incurred in any calendar quarter during the 12 calendar quarters after the first commercial sale of NKTR-214 (the “First Commercial Sale”), an additional 15% of such loss will be borne by BMS (i.e. the parties will share losses 50/50 basis) and carried over to be set off against Nektar’s 65% of the net profits in the subsequent quarters. BMS will lead commercialization for combinations of NKTR-214 with BMS proprietary medicines, and Nektar will lead all other commercialization efforts for NKTR-214. Nektar will have the final decision-making authority regarding the pricing for NKTR-214. NKTR-214 will be sold on a stand-alone basis and there will be no fixed-dose combinations or co-packaging without the consent of both parties.

Pursuant to a Share Purchase Agreement entered into by Nektar and BMS on February 13, 2018 (the “Purchase Agreement”), BMS has also agreed to purchase $850 million of shares of Nektar common stock (“Common Stock”) at a purchase price of $102.60 per share representing a 30% premium to the volume weighted average price of Common Stock over the 20 trading days prior to the date of execution of the Purchase Agreement. The closing of the share purchase under the Purchase Agreement is subject to the expiration or early termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Clearance”) and other customary closing conditions. The closings of the Collaboration Agreement and the Share Purchase Agreement will be simultaneous and are expected to occur during the second quarter of 2018 (the date of the closings, the “Closing Date”). A summary of the Purchase Agreement and the transactions contemplated thereby is set forth in the section titled “Equity Placement” below in this Item 1.01.

Nektar and BMS will collaborate to develop and conduct clinical studies of NKTR-214 pursuant to a joint development plan, which initially includes a series of registration-enabling trials in more than 20 indications in nine tumor types and may be updated and expanded only upon mutual agreement of the parties. The parties will share the development costs for NKTR-214 in combination regimes based on each party’s relative ownership interest in the compounds included in the regimen. For example, the parties will share development costs for NKTR-214 in combination with Opdivo®, BMS 67.5% and Nektar 32.5%, for NKTR-214 in a triplet combination with Opdivo® and Yervoy®, BMS 78% and Nektar 22%, and for NKTR-214 combined with NKTR-262, BMS 17.5% and Nektar 82.5%. Nektar’s share of such development costs are limited to an annual cap of $125 million. If Nektar’s share of development costs exceeds the annual cap in any given calendar year, Nektar will reimburse BMS for an amount equal to any such unreimbursed excess (i) in cash payment to BMS in any subsequent year before the First Commercial Sale, during which year the development costs are lower than the annual cap, but only to the extent of such difference, and (ii) by reducing Nektar’s share of the net profits of NKTR-214 sales following the First Commercial Sale, subject to certain annual limitations on the amount to be reduced, unless Nektar voluntarily chooses to reimburse BMS in advance of the foregoing schedule. In the event that NKTR-214 does not achieve regulatory approval after completion of all development efforts, BMS will be responsible for any excess development costs that have not been repaid by Nektar.

During the period from the Closing Date until the later of (i) the First Commercial Sale or (ii) the third anniversary of the Closing Date (the “Limited Indication Exclusivity Term”), neither BMS nor Nektar will develop a therapy using an IL-2 agonist in combination with a small or large molecule that binds to the PD(L)-1 target (and in certain indications the anti-CTLA4 target), in indications included in the joint development plan (each, a “Competing Combination”), whether on its own or in collaboration with any third party. During the three years after the end of the Limited Indication Exclusivity Term, neither Nektar nor BMS may develop a Competing Combination in collaboration with any third party, but each party may do so on its own as a stand-alone entity and, if such party is acquired, the acquiring party is free to develop a Competing Combination with its proprietary compounds. If a registration-enabling study included in the joint development plan does not have the first patient enrolled prior to the date which is 14 months from the effective date of the Collaboration Agreement (subject to allowable delays), the indication covered by that study is no longer subject to exclusivity. Other than as described in the foregoing, Nektar may independently develop and commercialize NKTR-214 either alone or in combination with other Nektar proprietary compounds or third party compounds.

Nektar will be solely responsible for NKTR-214 manufacturing. BMS has an option to obtain the right to manufacture NKTR-214 following a change of control of Nektar and under certain other limited circumstances. Nektar and BMS will be responsible for 65% and 35%, respectively, of the NKTR-214 clinical development manufacturing costs. BMS will contribute its proprietary compounds to the joint development plan at no cost to the collaboration and at no cost to Nektar for combination with NKTR-214 and other Nektar proprietary assets subject to certain quantity limitations.

In the event of a change of control of either party, the acquiring party is bound by all the terms and conditions of the Collaboration Agreement with no economic or other adjustments. If following a change of control of Nektar, the acquiring entity has a proprietary medicine that is approved or in registrational clinical trials with the same mechanism of action as a BMS proprietary medicine combined with NKTR-214 under the Collaboration Agreement, then certain commercialization information sharing rights will end following the acquisition, provided that the right of the acquiring party to promote NKTR-214 for all of its approved indications, including with BMS proprietary medicines, remains unaffected.

Each party will grant to the other party a non-exclusive, worldwide, non-transferable and royalty-free license under the licensing party’s related patent rights, technology and regulatory documentation for the sole purpose of developing NKTR-214 under the Collaboration Agreement. For the sole purpose of allowing the parties to exercise their commercialization rights and responsibilities under the Collaboration Agreement, each party will also grant to the other party a co-exclusive (in the case of Nektar’s license) or non-exclusive (in the case of BMS’s license), worldwide, non-transferable and royalty-free license under the licensing party’s related patent rights, technology and regulatory documentation.

The Collaboration Agreement will become effective on the Closing Date and expire upon the expiration of (i) the last to expire patent rights covering a Nektar Compound with respect to the parties’ obligation to collaborate in the development of NKTR-214 and (ii) all payment obligations under the Collaboration Agreement for all other matters. The Collaboration Agreement may be terminated upon either party’s uncured material breach or bankruptcy, and a clinical trial may be terminated early for a material safety issue or clinical hold. BMS has the right to terminate the Collaboration Agreement in its entirety (but not in part) without cause at any time (a) upon a six-month prior notice after the completion or discontinuation of all of the clinical trials listed in the joint development plan in the event no regulatory approval is obtained on the basis of the results of any of such trials, (b) upon a six-month prior notice after the First Commercial Sale in the event of a change of control of Nektar or (c) upon a 12-month prior notice after the first anniversary of the First Commercial Sale.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Collaboration Agreement, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to Nektar’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2018.

Equity Placement

On February 13, 2018, Nektar entered into the Purchase Agreement with BMS, pursuant to which Nektar has agreed to sell to BMS, at the Closing, 8,284,600 shares of Common Stock (the “Shares”) for total cash consideration of $850 million, or $102.60 per share of Common Stock representing a 30% premium to the volume weighted average price of Common Stock over the 20 trading days prior to the date of execution of the Purchase Agreement. The Purchase Agreement contains customary representations, warranties and covenants of each party. Prior to the Closing, the Purchase Agreement may be terminated (i) by mutual written consent of both parties, or (ii) by either party if the Closing has not occurred within nine months of the date of the Purchase Agreement.

Concurrently with the entering into of the Purchase Agreement, Nektar entered into with BMS an Investor Agreement (the “Investor Agreement”) on February 13, 2018. Pursuant to the Investor Agreement, BMS will not dispose of any of the Shares for a period commencing on the Closing Date through the fifth anniversary thereof (the “Lock-Up Period”). In addition, BMS will be bound by standstill provisions for a period from the date of the Investor Agreement through the fifth anniversary of the Closing Date (the “Standstill Term”), unless earlier terminated pursuant to the Investor Agreement. Subject to certain exceptions, the standstill provisions generally prevent BMS from acquiring beneficial ownership of shares of Common Stock, calling any meeting of Nektar’s stockholders or proposing for election a director whose nomination has not been approved by Nektar’s board of directors (the “Board of Directors”), supporting a third party tender or other offer, soliciting proxies in opposition to the recommendation of the Board of Directors, proposing any merger, tender offer, or other extraordinary transactions with respect to Nektar, acting in concert or negotiating with a third party in taking such actions, or requesting to amend or waive any of these restrictions. The standstill provisions will terminate upon the expiration or termination of the Collaboration Agreement (unless due to an uncured material breach by BMS), any person becoming the beneficial owner of 35% or more of Nektar’s outstanding shares and filing a Schedule 13D declaring any control purpose, any person commencing a tender or exchange offer which if consummated, would make such person the beneficial owner of 35% or more of Nektar’s outstanding shares and the Board of Directors does not recommend against Nektar’s stockholders tendering shares into, or Nektar entering into a definitive agreement that would result in a change of control of Nektar. The standstill provisions do not prohibit BMS from submitting to Nektar at any time a non-public proposal to acquire Nektar or all or substantially all of its assets.

Further, during the Standstill Term, unless earlier terminated upon a change of control of Nektar or certain other transactions, BMS has agreed to vote all of its shares of Nektar in accordance with the recommendations of the Board of Directors except in connection with certain change of control transactions in which BMS participates in the transaction process.

For five years following the expiration of the Lock-Up Period, BMS will have two demand rights to require Nektar to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 or other appropriate form. If Nektar proposes to grant to any other stockholders the right to include their shares of capital stock of Nektar in a registration statement for the sale by Nektar of its equity securities, BMS will be entitled to participate in such offering on a pro rata basis, subject to customary exceptions. Nektar has agreed to indemnify BMS under the registration statement for customary liabilities and to pay registration fees and expenses. The registration rights of BMS under the Investor Agreement will terminate if there are no registrable securities outstanding or BMS and affiliates together own less than 0.5% of the outstanding shares of Common Stock.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Investor Agreement, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to Nektar’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2018.

Item 1.02	Termination of a Material Definitive Agreement.

As previously reported on the Current Report on Form 8-K filed by Nektar with the SEC on September 27, 2016, Nektar and BMS entered into that certain Clinical Trial Collaboration Agreement dated as of September 21, 2016 (the “Clinical Trial Agreement”), pursuant to which Nektar and BMS agreed to collaborate to conduct Phase 1/2 clinical trials evaluating NKTR-214, and BMS’s human monoclonal antibody that binds PD-1, known as nivolumab, as a potential combination treatment regimen in five tumor types and seven potential indications, and such other clinical trials evaluating the combined therapy as may be mutually agreed upon by the parties.

The Clinical Trial Agreement will terminate and be superseded and replaced by the Collaboration Agreement, a summary of which is set forth in the section titled “Collaboration” in Item 1.01 of this Current Report on Form 8-K, as of the Closing Date.

Item 3.02	Unregistered Sales of Equity Securities.

As described in the section titled “Equity Placement” in Item 1.01 of this Current Report on Form 8-K, which is incorporated in this Item 3.02 by reference, Nektar will sell 8,284,600 shares of Common Stock to BMS at the Closing pursuant to the Purchase Agreement, subject to satisfaction or waiver of the closing conditions set forth therein. The offer, sale, and issuance of the Shares will occur in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchaser of the Shares will acquire the Shares for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to the Shares. Based on the shares of Common Stock outstanding as of February 13, 2018, the Shares will represent approximately 4.9% of the outstanding shares of Common Stock.

Item 7.01	Regulation FD Disclosure.

On February 14, 2018, Nektar and BMS issued a joint press release titled “Bristol-Myers Squibb and Nektar Therapeutics Announce Global Development & Commercialization Collaboration for Nektar’s CD122-biased Agonist, NKTR-214,” a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K. The information in this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act. The information contained herein and in Exhibit 99.1 attached hereto shall not be incorporated by reference into any filing with the SEC made by Nektar, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

FORWARD LOOKING STATEMENTS

In this Current Report on Form 8-K, Nektar makes certain forward-looking statements regarding the collaboration with BMS and the sale of the Shares to BMS. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Nektar’s current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Nektar’s control. Nektar’s actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) the HSR Clearance may not be obtained or other customary closing conditions contemplated by the Purchase Agreement may not be satisfied or waived; (ii) the Collaboration Agreement may be early terminated pursuant to its terms, including termination by BMS without cause pursuant to the terms thereof upon a six-month prior notice after the completion or discontinuation of all of the clinical trials listed in the joint development plan in the event no regulatory approval is obtained on the basis of the results of any of such trials; (iii) the statements regarding the therapeutic potential of NKTR-214 are based on preclinical findings and early observations from the ongoing Phase 1/2 clinical study for NKTR-214; (iv) NKTR-214 is in early-stage clinical development and there are substantial risks that can unexpectedly occur for numerous reasons including negative safety and efficacy findings in the ongoing Phase 1 clinical study notwithstanding positive findings in preclinical studies; (v) Nektar’s drug candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons, including negative safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (vi) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (vii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of applying our technology platform to potential new drug candidates (such as NKTR-214) is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (viii) patents may not issue from our patent applications for our drug candidates including NKTR-214, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; (ix) BMS and Nektar may not be successful in obtaining regulatory approval of NKTR-214; (x) competing alternative therapies that are currently on the market or under development could reduce the commercial potential of the products which could materially reduce Nektar’s sales milestones under the Collaboration Agreement; and (xi) other important risks and uncertainties set forth in Nektar’s reports and other filings with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1#	Share Purchase Agreement dated February 13, 2018, by and between Nektar Therapeutics and Bristol-Myers Squibb Company.

99.1	Joint press release issued on February 14, 2018, by Nektar Therapeutics and Bristol-Myers Squibb Company titled “Bristol-Myers Squibb and Nektar Therapeutics Announce Global Development & Commercialization Collaboration for Nektar’s CD122-biased Agonist, NKTR-214.”

#	The representations and warranties contained in this agreement were made only for purposes of the transactions contemplated by the agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable under securities laws, among other limitations. The representations and warranties were made for purposes of allocating contractual risk between the parties to the agreement and should not be relied upon as a disclosure of factual information relating to Nektar Therapeutics, Bristol-Myers Squibb Company or the transactions described in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 14, 2018	By:	/s/ Mark A. Wilson
Mark A. Wilson General Counsel and Secretary